EXHIBIT 24

POWER OF ATTORNEY

We, the undersigned officers and directors of Chiquita Brands International, Inc. (the company), hereby severally constitute and appoint Brian D. Donnan and James E. Thompson, and each of them singly, our true and lawful attorneys and agents with full power to them and each of them to do any and all acts and things in connection with the preparation and filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the Report) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name of the company and the names of the undersigned directors and officers in the capacities indicated below the Report, any and all amendments and supplements thereto and any and all other instruments and documents which said attorneys and agents or any of them may deem necessary or advisable in connection therewith.

Signature	Title	Date

/s/ Fernando Aguirre	Chairman of the Board, President and	February 19, 2009
Fernando Aguirre	Chief Executive Officer

/s/ Howard W. Barker, Jr.	Director	February 24, 2009
Howard W. Barker, Jr.

/s/ William H. Camp	Director	February 23, 2009
William H. Camp

/s/ Robert W. Fisher	Director	February 23, 2009
Robert W. Fisher

/s/ Dr. Clare M. Hasler	Director	February 20, 2009
Dr. Clare M. Hasler

/s/ Durk I. Jager	Director	February 20, 2009
Durk I. Jager

/s/ Jaime Serra	Director	February 20, 2009
Jaime Serra

/s/ Steven P. Stanbrook	Director	February 25, 2009
Steven P. Stanbrook